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                                                                     EXHIBIT 11


               FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                 Three months ended          Nine months ended
                                                   September 30,               September 30,
                                               ---------------------       --------------------
                                                 1996          1995         1996        1995(1)
                                               -------       -------       -------      -------
                                                      (Unaudited)             (Unaudited)
Earnings before
 extraordinary item                            $ 6,317       $ 5,873       $18,408      $ 4,447
Extraordinary item -- loss
 on early retirement of Senior
 Notes, net of applicable income
 tax benefit of $437                                --            --            --         (813)
                                               -------       -------       -------      -------
Primary earnings                                 6,317         5,873        18,408        3,634
Add:  Amortization of original
 issue discount and debt issuance
 costs, net of income tax effect,
 applicable to LYONs                               785           804         2,322           --
                                               -------       -------       -------      -------
Fully diluted earnings                         $ 7,102       $ 6,677       $20,730      $ 3,634
                                               =======       =======       =======      =======

Weighted average shares outstanding
 during the period                              12,476        12,252        12,404       12,638
 Common stock equivalent
 shares - primary                                  543           496           550          430
                                               -------       -------       -------     --------
Common and common stock equivalent
 shares for purpose of calculating
 primary earnings per share                     13,019        12,748        12,954       13,068
Incremental shares to reflect
 full dilution                                   3,996         4,003         3,994           --
                                               -------       -------       -------     --------
Total shares for purpose of
 calculating fully diluted earnings
 per share                                      17,015        16,751        16,948       13,068
                                               =======       =======       =======     ========

Primary earnings per share
 before extraordinary item                     $   .49       $   .46       $  1.42     $    .34

Extraordinary item, loss on early
 retirement of Senior Debt,
 net of income tax benefit                          --            --           --          (.06)
                                               -------       -------       ------      --------

Primary earnings per share                     $   .49       $   .46       $  1.42     $    .28
                                               =======       =======       =======     ========

Fully diluted earnings per share               $   .42       $   .40       $  1.22     $    .28
                                               =======       =======       =======     ========


(1) The impact of the assumed conversion of fully dilutive securities is antidilutive, and is therefore excluded from the computation.





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